Exhibit 99.9

EXECUTION VERSION

WARRANT PURCHASE AGREEMENT

THIS WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of December 31, 2012 (the “Signing Date”), by and among BW Purchaser, LLC (“Brookfield” or the “Purchaser”), and Pershing Square, L.P., a Delaware limited partnership (“PS LP”), Pershing Square II, L.P, a Delaware limited partnership (“PS II LP”), and Pershing Square International, Ltd., a Cayman Islands exempted company (together with its wholly-owned subsidiary PSRH, Inc., a Cayman Islands exempted company, “PS Int’l” and, together with PS LP and PS II LP, collectively, the “Sellers”).

RECITALS

WHEREAS, General Growth Properties, Inc., a Delaware corporation (the “Company”) was organized in July 2010 and is a self-administered and self-managed real estate investment trust;

WHEREAS, the Company and Mellon Investor Services LLC, a New Jersey limited liability company, are party to the Warrant Agreement, dated November 9, 2010 (the “Warrant Agreement”);

WHEREAS, pursuant to the Warrant Agreement the Company issued 120,000,000 warrants (the “Warrants”), each warrant entitling the holder thereof to purchase one share of common stock of the Company, par value $0.01 (each, a “Share”);

WHEREAS, the Sellers collectively hold Warrants (the “Sellers’ Warrants”) to acquire, as of the Signing Date, 18,432,855 Shares at an exercise price of approximately $9.36 per Share;

WHEREAS, the Sellers desire to sell, and Purchaser desires to purchase, all of the Sellers’ Warrants on the terms and subject to the conditions set forth herein; and

WHEREAS, the certificates representing the Sellers’ Warrants were destroyed by natural disaster prior to the date hereof, and such certificates have not been replaced in accordance with the terms of the Warrant Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND CONSTRUCTION

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in New York, New York or Chicago, Illinois.

“Contract” means any agreement, obligation, contract, license, understanding, commitment, indenture or instrument, whether written or oral.

“Encumbrance” means any lien, pledge, charge, encumbrance, security interest, option, mortgage, easement, restriction (including restrictive covenants or deed restrictions in connection with environmental or remedial obligations), lease, sublease, right of way, right of refusal or offer, claim, restriction on transfer, restriction on voting or other similar restriction, including any voting agreement or proxy.

“Governmental Entity” means any federal, state, local or foreign government or any court, administrative body, agency or commission or other governmental or quasi-governmental entity, authority or instrumentality, domestic or foreign, with competent jurisdiction.

“Law” means any law, statute, ordinance, rule, regulation, directive, code or Order enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

Section 1.2 Additional Definitions.

Agreement	Preamble
Bankruptcy and Equity Limitation	Section 3.1(c)
PS LP	Preamble
PS II LP	Preamble
PS Int’l	Preamble
Chosen Courts	Section 6.5
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 3.1(k)
Company	Recitals
Company Board	Recitals
Order	Section 5.1(a)
Purchase Price	Section 2.1
Purchaser	Preamble
Sellers	Preamble
Sellers’ Warrants	Recitals
Share	Recitals
Signing Date	Preamble
Transaction	Section 2.1
Warrant Agreement	Recitals
Warrants	Recitals

Section 1.3 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 1.4 Construction. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; (vi) the term “Section” refers to the specified Section of this Agreement; (vii) the terms “Dollars” and “$” mean United States Dollars; and (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

Section 1.5 Joint Drafting. The parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

ARTICLE II

THE TRANSACTION; THE CLOSING

Section 2.1 The Transaction. On the terms and subject to the conditions set forth herein, each Seller agrees to sell, and Purchaser agrees to purchase, for an aggregate cash purchase price of $271,884,611.25 (the “Purchase Price”) all of the Sellers’ Warrants (the “Transaction”).

Section 2.2 The Closing. Unless otherwise mutually agreed in writing among Purchaser and the Sellers, the closing of the Transaction (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, on the date on which the last to be satisfied or waived of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement (the “Closing Date”).

Section 2.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to the Sellers, as applicable, the aggregate Purchase Price payable in the form of notes issued by Brookfield Asset Management Inc. in the form attached hereto as Annex A.

Section 2.4 Deliveries by the Sellers. At or prior to the Closing, the Sellers shall deliver, or cause to be delivered, to Purchaser an executed instrument of assignment in form reasonably satisfactory to Purchaser pursuant to which Sellers shall sell, assign, and transfer to Purchaser all of their rights, title and interest to and in the Seller’s Warrants. Following the Closing, Sellers shall cause Purchaser to receive all benefits of ownership of the Sellers’ Warrants as of and from the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Sellers. Each Seller jointly and severally represents and warrants to Purchaser as to itself and each other Seller:

(a) Organization. Each Seller is duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization. Each Seller has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the Laws of each other jurisdiction in which it operates so as to require such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or be reasonably expected to materially delay or prevent the consummation of the Transaction.

(b) Power and Authority. Each Seller has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by each Seller and constitutes its valid and binding obligation, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ interests and (ii) the availability of equitable remedies (whether in a Proceeding in equity or at Law) (collectively, the “Bankruptcy and Equity Limitation”).

(d) Ownership of Warrants. Schedule 3.1(d) sets forth a complete and correct schedule of the record and beneficial ownership of the Sellers’ Warrants as of the date of this Agreement, identifying the series to which the Sellers’ Warrants belong, the name of each record and beneficial owner of the Sellers’ Warrants, and the number of the Sellers’ Warrants held by such owner. Such Seller holds and has good and valid title to the Sellers’ Warrants to be purchased by Purchaser from such Seller, free and clear of all Encumbrances. Assuming Purchaser (i) has the requisite power and authority to be the lawful owner of the Sellers’ Warrants and (ii) is not subject to any Encumbrance or Contract prior to the Closing that would restrict or prohibit Purchaser from taking good and valid title to such Seller’s Sellers’ Warrants free and clear of all Encumbrances, upon delivery to Purchaser at the Closing (or following the Closing in accordance with Section 4.2) of certificates representing such Sellers’ Warrants, duly endorsed by such Seller for transfer to Purchaser, and upon Purchaser’s payment of the Purchase Price payable in respect of such Sellers’ Warrants, good and valid title to such Sellers’ Warrants will pass to Purchaser, free and clear of all Encumbrances. The certificates representing the Sellers’ Warrants have been destroyed by natural disaster and, as of the date hereof, no replacement certificates representing the Sellers’ Warrants have been issued in accordance with the terms of the Warrant Agreement or otherwise. The delivery to Purchaser of the executed instruments of assignment contemplated by Section 2.4 are sufficient to transfer and vest in Purchaser all of Sellers’ rights, title and interest to and in the Seller’s Warrants and cause Purchaser to receive all benefits of ownership of the Sellers’ Warrants as of and from the Closing.

(e) No Conflict. The execution and delivery of this Agreement and the performance by each Seller of its obligations hereunder and compliance by each Seller with all of the provisions hereof and the consummation of the Transaction (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Encumbrance under, or give rise to any termination right under, any material Contract to which any Seller is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of any Seller and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, Order, rule or regulation of any Governmental Entity having jurisdiction over any Seller or any Seller’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of any Seller to consummate the Transaction.

(f) Contracts. There is no existing option, warrant, call, right or Contract of any character to which any Seller is a party requiring, and there are no securities outstanding which upon conversion or exchange would require, the sale or transfer of (or the making of an offer to sell or transfer of) the Sellers’ Warrants. No Seller is a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of the Sellers’ Warrants, except for this Agreement.

(g) Consents and Approvals. No consent, approval, Order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over any Seller is required in connection with the execution and delivery by such Seller of this Agreement or the consummation of the Transaction, except such consents, approvals, Orders, authorizations, registration or qualification as would not reasonably be expected to materially and adversely affect the ability of each Seller to perform its obligations under this Agreement.

(h) Legal Proceedings. As of the Signing Date, there are no legal, governmental or regulatory Proceedings pending or, to the knowledge of any Seller, threatened against any Seller which, individually or in the aggregate, if determined adversely to a Seller, would materially and adversely affect the ability of such Seller to perform its obligations under this Agreement.

(i) No Broker’s Fees. No Seller is party to any Contract, agreement or understanding with any Person that would give rise to a valid claim against Purchaser for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction.

(j) Confidential Information. Sellers understand that Purchaser may be in possession of material non-public information and other confidential information relating to the Warrants and the Company that has not been communicated to Sellers. Sellers acknowledge that it is proceeding with the sale of the Sellers’ Warrants to Purchaser knowingly and voluntarily, without access to or the benefit of such information. Sellers hereby waive any right to rescind or invalidate the sale of the Sellers’ Warrants to Purchaser or to seek any damages or remuneration from Purchaser based on the possession of any information regarding the Company by Purchaser or the lack of possession of any information regarding the Company by Sellers.

(k) PS Int’l. PS Int’l does not own and has not owned during the time period specified in Section 897(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), Warrants and Shares representing more than 5 percent of the outstanding Shares (such outstanding Shares to be determined in reliance on the accuracy of public filings of the Company), applying for this purpose the constructive ownership rules specified in Section 897(c)(6) of the Code.

(l) No Other Representations or Warranties. Except for the representations and warranties made by the Sellers in this Section 3.1, neither any Seller nor any other Person on behalf of any Seller makes any representation or warranty with respect to any Seller or any of their respective assets, liabilities, condition (financial or otherwise) or prospects.

(m) Acknowledgement. Each Seller acknowledges that (i) no Purchaser nor any Person on behalf of Purchaser is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Purchaser in Section 3.2 and (ii) the Sellers have not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Section 3.2.

Section 3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to the Sellers:

(a) Organization. Purchaser is duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization. Purchaser has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the Laws of each other jurisdiction in which it operates so as to require such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or be reasonably expected to materially delay or prevent the consummation of the Transaction.

(b) Power and Authority. Purchaser has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes its valid and binding obligation, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Limitation.

(d) No Conflict. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder and compliance by Purchaser with all of the provisions hereof and the consummation of the Transaction (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Encumbrance under, or give rise to any termination right under, any material contract to which Purchaser is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of Purchaser and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, Order, rule or regulation of any Governmental Entity having jurisdiction over Purchaser or Purchaser’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of Purchaser to consummate the Transaction.

(e) Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the Transaction, except such consents, approvals, orders, authorizations, registration or qualification as would not reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

(f) Legal Proceedings. As of the Signing Date, there are no legal, governmental or regulatory Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser which, individually or in the aggregate, if determined adversely to Purchaser, would materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

(g) No Broker’s Fees. Purchaser is not party to any contract, agreement or understanding with any Person that would give rise to a valid claim against any Seller for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction.

(h) No Other Representations or Warranties. Except for the representations and warranties made by Purchaser in this Section 3.2, neither Purchaser nor any other Person on behalf of Purchaser makes any representation or warranty with respect to Purchaser or its respective assets, liabilities, condition (financial or otherwise) or prospects.

(i) Acknowledgement. Purchaser acknowledges that (i) none of the Sellers nor any Person on behalf of the Sellers is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Sellers in Section 3.1 of this Agreement and (ii) Purchaser has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Section 3.1 of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Further Assurances. Subject to Section 4.2, the parties agree to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary (or as reasonably requested by another party) to consummate the Transaction.

Section 4.2 Delivery of Certificates Representing the Sellers’ Warrants. Following Closing, the Sellers shall use its commercially reasonable efforts to cause, as soon as practicable following the Closing, replacement certificates representing all of the Sellers’ Warrants to be issued and to deliver such certificates, accompanied by an assignment substantially in the form set forth in Exhibit B of the Warrant Agreement, duly endorsed and with the required signature guarantee in proper form for transfer to the Purchaser, with appropriate transfer stamps, if any, affixed, to the Purchaser. Purchaser shall use its commercially reasonable efforts to provide any requested assistance to Sellers in their efforts to cause such replacement certificates to be so issued and transferred, including, without limitation, by contacting the Company to request its assistance in effecting the issuance and transfer of such replacement certificates and providing information to the Company and its representatives to facilitate such issuance and transfer,.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to Each Party’s Obligation to Consummate the Transaction. The respective obligation of each party hereto to consummate the Transaction is subject to the satisfaction or waiver of the following condition:

(a) No Injunction. No judgment, injunction, decree or other legal restraint (each, an “Order”) prohibiting the consummation of the Transaction shall have been issued by any Governmental Entity and be continuing in effect, there shall be no pending Proceeding commenced by a Governmental Entity seeking an Order that would prohibit the Transaction, and the consummation of the Transaction shall not have been prohibited or rendered illegal under any applicable Law.

Section 5.2 Conditions to the Sellers’ Obligation to Consummate the Transaction. The respective obligations of the Sellers to consummate the Transaction are subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in Section 3.2 shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Covenants. Each of the covenants and agreements of the Purchaser contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

Section 5.3 Conditions to the Purchaser’s Obligation to Consummate the Transaction. The respective obligation of the Purchaser to consummate the Transaction is subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Sellers set forth in Section 3.1 shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Covenants. Each of the covenants and agreements of the Sellers contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows: (x) on the date delivered, if personally delivered; (y) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (z) on the next Business Day after being sent by recognized overnight mail service specifying next business day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

(a) If to the Sellers, to:

Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, New York 10019
Attention:	William A. Ackman
Roy J. Katzovicz
Facsimile:	(212) 286-1133

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
U.S.A.
Attention:	Stephen Fraidin
Richard M. Brand
Facsimile:	(212) 446-6460

(b) If to Purchaser to:

c/o Brookfield Asset Management Inc. Brookfield Place, Suite 300 181 Bay Street P.O. Box 762 Toronto, Ontario M5J 2T3 Canada
Attention:	Joseph Freedman
Facsimile:	(416) 365-9642

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Gregory B. Astrachan
Facsimile:	(212) 728-8111

Section 6.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of each other party. Notwithstanding the previous sentence, this Agreement, or Purchaser’s rights, interests or obligations hereunder (including, without limitation, the right to receive any of the Sellers’ Warrants pursuant to this Agreement), may be assigned or transferred, in whole or in part, by Purchaser to one or more of its Affiliates; provided that no such assignment shall release Purchaser from its obligations hereunder to be performed by Purchaser on or prior to the Closing Date. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Section 6.3 Survival. The parties agree that the covenants, agreements, acknowledgements, representations and warranties made by each of them in this Agreement, and any certificate or instrument delivered pursuant hereto, shall survive until six months after the expiration of the applicable statute of limitations, giving effect to any extensions thereof; it being understood that in the event notice of any claims for indemnification under Section 6.9(c) have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

Section 6.4 Prior Negotiations; Entire Agreement. This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

Section 6.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any Proceeding in respect of any claim arising out of or related to this Agreement or the Transaction exclusively in the courts of the State of New York and the Federal courts of the United States, in each case, located in the County of New York (the “Chosen Courts”). Solely in connection with claims arising under this Agreement or the Transaction, each party hereto (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 6.1 of this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Section 6.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

Section 6.7 Expenses. Each party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transaction.

Section 6.8 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

Section 6.9 Certain Remedies.

(a) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or of any other agreement between them with respect to the Transaction were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at Law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or of any other agreement between them with respect to the Transaction and to enforce specifically the terms and provisions of this Agreement.

(b) No Consequential Damages. To the fullest extent permitted by applicable Law, the parties shall not assert, and hereby waive, any claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, against any other party and its respective Affiliates, members, members’ affiliates, officers, directors, partners, trustees, employees, attorneys and agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on Contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement or of any other agreement between them with respect to the Transaction.

(c) Indemnification. Without prejudice to any other remedies available at law or equity, each party (the “Indemnifying Party”) hereby agrees that it shall indemnify, defend and hold harmless the other party, its Affiliates and, if applicable, their respective directors, officers and employees (the “Indemnified Parties”) from, against and in respect of any damages, claims, losses, charges, actions, suits, penalties and reasonable costs and expenses (including reasonable attorney’s fees and expenses in connection with any investigations or defense of any claim) imposed on, sustained, incurred or suffered by or asserted against any of the Indemnified Parties relating to or arising out of (i) any breach of any representation or warranty made by the Indemnifying Party or its Affiliates contained in this Agreement or (ii) the breach of any covenant or agreement of the Indemnifying Party or its Affiliates contained in this Agreement. The parties agree to treat any amounts payable pursuant to this Section 6.9(c) as adjustments to the purchase price paid for the Sellers’ Warrants for all purposes, except to the extent any applicable Law otherwise requires.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

THE SELLERS:	PERSHING SQUARE, L.P.

	By:	Pershing Square GP, LLC, its General Partner

	By:	/s/ Roy J. Katzovicz
Name: Roy J. Katzovicz
Title: Chief Legal Officer

	By:	/s/ Nicholas A. Botta
Name: Nicholas A. Botta
Title: Chief Financial Officer

PERSHING SQUARE II, L.P.

	By:	Pershing Square GP, LLC, its General Partner

	By:	/s/ Roy J. Katzovicz
Name: Roy J. Katzovicz
Title: Chief Legal Officer

	By:	/s/ Nicholas A. Botta
Name: Nicholas A. Botta
Title: Chief Financial Officer

PERSHING SQUARE INTERNATIONAL, LTD.

	By:	Pershing Square Capital Management, L.P., its Investment Advisor

	By:	PS Management GP, LLC, its General Partner

	By:	/s/ Roy J. Katzovicz
Name: Roy J. Katzovicz
Title: Chief Legal Officer

	By:	/s/ Nicholas A. Botta
Name: Nicholas A. Botta
Title: Chief Financial Officer

[Signature Page to Warrant Purchase Agreement]

PURCHASER:	BW PURCHASER, LLC

	By:	/s/ Jordan Kolar
Name: Jordan Kolar
Title: Vice President

[Signature Page to Warrant Purchase Agreement]

ANNEX A

PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION.

No. PN-[—]	Date of Issuance

$[—]	December 31, 2012

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, BROOKFIELD ASSET MANAGEMENT INC., an Ontario corporation (the “Company”), hereby promises to pay to the order of [                    ] or its assigns (the “Lender”), the principal sum of $[—], without interest thereon (other than penalty interest, if any, payable pursuant to paragraph 5 hereof)

1. Payment. The Company shall pay to Lender in cash the entire principal amount of this Note in full on January 7, 2013. All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. The Company hereby waives demand, notice, presentment, protest and notice of dishonor. The Company may prepay all or any portion of this Note at any time without penalty.

2. Security. This Note is a general unsecured obligation of the Company.

3. No Right of Set-off. The Company shall not, and shall have no right to, set-off against any principal or other amounts payable to Lender hereunder any amounts payable to the Company by Lender or any of its affiliates.

4. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of that certain Warrant Purchase Agreement, dated as of December 31, 2012 (the “Warrant Purchase Agreement”), by and among BW Purchaser, LLC, a Delaware limited liability company, Pershing Square, L.P., a Delaware limited partnership, Pershing Square II, L.P, a Delaware limited partnership, and Pershing Square International, Ltd., a Cayman Islands exempted company.

5. Penalty Interest; Collection. Notwithstanding the foregoing, if any portion of the principal amount outstanding under this Note or any other amount due and payable by the Company hereunder is not paid when due, the amounts outstanding under this Note shall bear interest at the interest rate of twenty-four and 99/100 percent (24.99%) per annum, accrued daily and compounded annually, commencing on the applicable due date. Such interest shall be computed on the basis of the actual number of full calendar days elapsed divided by 360. Should the indebtedness represented by this Note, or any part thereof, be collected in law or in equity or in bankruptcy, receivership or other court proceedings, or this Note be placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and other amounts due and payable hereon and hereunder, all costs and expenses incurred in connection with such collection, or modification, as applicable, including, without limitation, reasonable attorneys’ and collection fees.

6. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Lender. Any transfer of this Note may be effected only by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company.

7. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW THEREOF.

8. Invalidity. Any provision of this Note which may be determined by a court of competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. Headings. The heading of the sections, paragraphs and provisions of this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.

[signature page follows]

The Company has executed and delivered this Note as of the date first written above.

BROOKFIELD ASSET MANAGEMENT INC.

By:
Name:
Title:

[Promissory Note]